EXHIBIT 4.1

JOINT FILING AGREEMENT

Each of the undersigned agrees that the Statement on Schedule 13D relating to shares of Common Stock of Bimini Capital Management, Inc. to which this Agreement is attached is being filed on behalf of each of the undersigned. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

Dated as of December 11, 2008

/s/ Stephen Lange Ranzini
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Stephen Lange Ranzini, individually

/s/ Angela Clare Ranzini
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Angela Clare Ranzini, individually

/s/ Stephen Colin Jones
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Stephen Colin Jones, individually

/s/ Newco Bancorp, Inc.
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Newco AnnArbor Inc.
By: Maxwell Rotstein, Its President